Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Global High Yield Corporate Bond ETF (ISHGHYG) iShares iBoxx $ High Yield Corporate Bond ETF (ISHHYLD)
BlackRock Multi-Asset Income - Passive High Yield Portfolio
(BR-INC-PHY)

The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:
04-10-2014
Security Type:
BND/CORP

Issuer
Chesapeake Energy Corporation. (2022)
Selling Underwriter
Citigroup Global Markets Inc.
Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Morgan Stanley & Co. LLC, Citigroup Global
Markets Inc., Credit Agricole Securities
(USA) Inc., Deutsche Bank Securities Inc.,
J.P. Morgan Securities LLC, Mitsubishi UFJ
Securities (USA), Inc., Merrill Lynch,
Pierce, Fenner & Smith Incorporated,
Barclays Capital Inc., Credit Suisse
Securities (USA) LLC, Goldman, Sachs &
Co., Jefferies LLC, RBS Securities Inc.,
Wells Fargo Securities, LLC, BBVA
Securities Inc., BNP Paribas Securities
Corp., Comerica Securities, Inc., DNB
Markets, Inc., Macquarie Capital (USA)
Inc., Mizuho Securities USA Inc., Natixis
Securities Americas LLC, Nomura Securities
International, Inc., PNC Capital Markets
LLC, Santander Investment Securities Inc.,
Scotia Capital (USA) Inc., SMBC Nikko
Securities America, Inc., SunTrust
Robinson Humphrey, Inc., TD Securities
(USA) LLC, UBS Securities LLC

Transaction Details
Date of Purchase
04-10-2014

Purchase
Price/Share
(per share / % of par)
$100.00
Total Commission, Spread or Profit
1.00%

1.	Aggregate Principal Amount Purchased (a+b)
$32,000,000
a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$18,200,000
b.Other BlackRock Clients
$13,800,000
2.	Aggregate Principal Amount of
Offering
$1,500,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.02133

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[X] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
04-16-2014

Global Syndicate Team
Member




Approved by:
Steven DeLaura
Date:
04-16-2014

Global Syndicate Team
Member